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                                 AMENDED AND RESTATED

                              ARTICLES OF INCORPORATION

                                          OF

                                   JORE CORPORATION


          PURSUANT TO THE PROVISIONS OF THE MONTANA BUSINESS CORPORATION ACT, THE FOLLOWING ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION ARE SUBMITTED FOR FILING:


                                      ARTICLE I

                                         NAME



          The name of the corporation is JORE CORPORATION (the "Corporation").


                                      ARTICLE II

                                  AUTHORIZED SHARES


          (1) CLASSES. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock:" the authorized number of shares of Common Stock shall be One Hundred Million (100,000,000) without par value; the authorized number of shares of Preferred Stock shall be Thirty Million (30,000,000) without par value.

          (2) PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

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                                      ARTICLE II

                                      DIRECTORS

          The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the bylaws. The current directors are:

          NAME                     ADDRESS
          ----                     -------

          Matthew B. Jore          45000 Highway 93 South
                                   Ronan, Montana 59864

          Michael W. Jore          45000 Highway 93 South
                                   Ronan, Montana 59864

          Thomas E. Mahoney        15 Hastings Turn
                                   Avon, CT 06001

          Bruce Romfo              808 Skyline Drive
                                   Sunnyside, WA 98944

          William M. Steele        133 Highland Ave.
                                   San Carlos, CA 94070

          Gary S. Houck            10 North Trail
                                   Hawthorn Woods, IL 60047

          David H. Bjornson        3400 Loraine Drive
                                   Missoula, MT 59864

          The term of the current directors shall expire at the next shareholders' meeting at which directors are elected.


                                      ARTICLE IV

                                 SHAREHOLDERS' RIGHTS

          1. Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.

          2. Subject to the provisions of Article II(2) above, holders of Common Stock and Preferred Stock shall be entitled to receive the net assets of the Corporation upon dissolution.


                                      ARTICLE V

                                    VOTING RIGHTS

          1. Subject to the provisions of Article II(2) above, holders of Common Stock and Preferred Stock shall have unlimited voting rights.

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          2.   At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.


                                      ARTICLE VI

                         LIMITATION ON LIABILITY OF DIRECTORS

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating MCA 35-1-713, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Montana Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Montana Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.


                                     ARTICLE VII

                                  REGISTERED OFFICE

          The address of the registered office of the Corporation is 45000 Highway 93 South, Ronan, Montana 59864 and the name of the registered agent at such address is David H. Bjornson.


                                     ARTICLE VIII

                                AMENDMENT OF ARTICLES

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

The amendments were adopted by the shareholders on April 29, 1999.

DATED:  May 4, 1999.
     ---------------


                              /s/ Matthew B. Jore
                              -------------------------------
                              Matthew B. Jore, President


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